                                           Filed Pursuant to Rule 424(b)(3)
                                                 Registration No. 333-83705


                        Prospectus Supplement No. 2
         Dated August 24, 2000 (to Prospectus dated May 12, 2000)

                       Inforum Communications, Inc.


     This Prospectus is part of the Prospectus dated May 12, 2000 relating to an offering of up to 9,996,954 shares of our common stock by persons who were issued common stock in connection with our capital raising activities or have been or will be issued common stock upon conversion of shares of our series D-1 convertible preferred stock.

Second Quarter 2000 Results.

     A copy of our Quarterly Report on Form 10-QSB for the fiscal quarter ended August 24, 2000 is attached hereto.

























         The date of this Prospectus Supplement is August 24, 2000